Dated as of March 1, 2017

Omar Karim

360A 13th Street

Brooklyn, NY 11215

Re:       Amendment of Employment Agreement

Dear Omar,

Reference is made to the Employment Agreement between you (“Employee”) and Frankly Media, LLC (“Company”) dated October 14, 2015 (the “Agreement”). When signed below the Agreement will be further amended as follows:

Salary Adjustment - Commencing on March 9, 2017, the salary payable to Employee under the Agreement will be increased from the annual rate of $225,000 to the annual rate of $250,000.

Except as amended herein, the Agreement will continue in full force and effect.

If the foregoing is acceptable, please return a signed copy of this Amendment to us at your earliest convenience and we will return a fully-executed copy to you.

Sincerely,

Frankly Media LLC

/s/ John F. Wilk
Name: John F. Wilk
Title: General Counsel

Accepted and Agreed:

/s/ Omar Karim
Omar Karim